The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.


(IN THOUSANDS EXCEPT PER SHARE DATA)
                                                      Third Quarter            First Nine Months
                                                  --------------------       --------------------
                                                    1997         1996          1997         1996
                                                  -------      -------       -------      -------
Net Earnings (1)                                  $ 3,503      $ 2,821       $ 8,721      $ 6,987
                                                  ====================       ====================

Weighted average common shares outstanding          7,354        7,352         7,354        7,352

Common equivalent shares from the assumed
   exercise of stock options                            5            3             5            3

Adjusted common and common equivalent             --------------------       --------------------
   shares for computation (2)                       7,359        7,355         7,359        7,355
                                                  ====================       ====================

Net earnings per common and common
   equivalent shares outstanding  (1/2)           $  0.48      $  0.38       $  1.19      $  0.95
                                                  ====================       ====================